Exhibit 99.2

CORPORATE PARTICIPANTS

Ben Arcano Joele Frank Wilkinson Brimmer Katcher – Investor Relations

Neil Wilkin Optical Cable Corp.– Chairman of the Board, President, and Chief Executive Officer

Tracy Smith Optical Cable Corp. – Senior Vice President and Chief Financial Officer

PRESENTATION

Operator

Good morning. My name is Crystal, and I will be your conference operator today.

At this time, I would like to welcome everyone to the Optical Cable Corporation's first quarter of fiscal year 2017 earnings conference call.

(Operator Instructions)

Thank you. Mr. Arcano, you may begin your conference.

Ben Arcano - Joele Frank Wilkinson Brimmer Katcher - Investor Relations

Good morning, and thank you all for participating on Optical Cable Corporation's first quarter of fiscal year 2017 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy. On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I would like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the content of the internet webcast on www.occfiber.com as well as today's call.

Now I will turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corp. - Chairman of the Board, President, and Chief Executive Officer

Thank you, Ben and good morning, everyone. I will begin the call today with a few opening remarks regarding our first quarter of fiscal year 2017. Tracy will then review the first quarter results for the three-month period ended January 31, 2017 in more detail. After Tracy's remarks, we will answer as many of your questions as we can.

As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call.

During our first quarter of fiscal 2017, we generated increases in net sales, gross profit and gross profit margin, and improved our bottom line, when compared to the same period last year. We achieved these improvements despite expected seasonality and currency exchange rates that impacted our international sales.

Our results in the first quarter reflect our continued efforts to operate efficiently and drive growth through sales and marketing initiatives, as well as product innovation. We have seen increases in activity in many of the markets we serve, and we are beginning to selectively add personnel necessary to meet anticipated improvements in demand.

During the first quarter, we also paid down our revolving credit facility to $4.6 million, and have not borrowed on the revolving credit facility since August 2015.

We are confident we are taking the right steps to strengthen OCC, and by continuing to execute on our ongoing initiatives, we will drive substantial long-term value creation.

With that, I will turn the call over to Tracy Smith, who will review some of the specifics regarding our first quarter financial results.

Tracy Smith - Optical Cable Corp. - Senior Vice President and Chief Financial Officer

Thank you, Neil. Consolidated net sales for the first quarter of fiscal 2017 were $14.6 million, an increase of 4% compared to net sales of $14 million for the first quarter of fiscal 2016. Net sales to customers in the United States increased 10.8% in the first quarter of fiscal 2017, compared to the same period last year as a result of increases in sales through distribution channels. Net sales to customers outside of the United States decreased 17.4% when compared to the same period last year. Net sales outside of the United States continue to be negatively impacted by a strong U.S. dollar relative to other currencies, particularly in certain geographic regions.

Turning to gross profit. Gross profit increased 37.3% to $4.8 million in the first quarter of fiscal 2017, compared to $3.5 million in the first quarter of fiscal 2016. Gross profit margin, or gross profit as a percentage of net sales, increased to 32.9% in the first quarter of fiscal 2017, compared to 24.9% in the first quarter of fiscal 2016. Our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis. Gross profit margin for the first quarter of fiscal 2017 was positively impacted due to a shift in product mix toward the sale of certain higher margin products in the first quarter of fiscal 2017 compared to the first quarter of fiscal 2016.

SG&A expenses increased $105,000, or 2.1%, to $5.2 million during the first quarter of fiscal 2017, compared to $5.1 million for the same period last year. SG&A expenses as a percentage of net sales were 35.6% in the first quarter of fiscal 2017, compared to 36.2% in the first quarter of fiscal 2016. The increase in SG&A expenses when compared to the same period last year primarily resulted from legal action taken by the Company, and was partially offset by a decrease in SG&A expenses associated with Centric Solutions.

Net loss attributable to OCC for the first quarter of fiscal 2017 was $616,000, or $0.09 per basic and diluted share, compared to a net loss attributable to OCC of $1.7 million, or $0.28 per basic and diluted share, for the first quarter of fiscal 2016.

After the end of the first quarter, on February 28, 2017, OCC renewed its revolving credit facility with the Bank of North Carolina, extending the maturity date to March 31, 2019 and maintaining the credit availability under the facility at $7 million until maturity. The revolving credit facility was previously scheduled to expire on February 28, 2018 with the maximum credit availability scheduled to decline to $6.5 million and $6 million on February 28, 2017 and February 28, 2018, respectively.

As of January 31, 2017, we had outstanding borrowings of $4.6 million on our revolving credit note and $2.4 million in available credit. We also had outstanding loan balances of $6.9 million under our real estate term loans, also with the Bank of North Carolina. OCC paid down $400,000 on its revolving line of credit during the first quarter of fiscal 2017 and has not borrowed on the revolver since August 2015.

With that, I will turn the call back over to Neil.

Neil Wilkin - Optical Cable Corp. - Chairman of the Board, President, and Chief Executive Officer

Thank you, Tracy. And now, if you have any questions, we are happy to answer them. Crystal, if you could please indicate the instructions for our participants to call in any questions they may have, I would appreciate it.

QUESTION AND ANSWER

Operator

(Operator Instructions) At this time, there are no questions. I will now turn the conference back to Neil.

Neil Wilkin - Optical Cable Corp. - Chairman of the Board, President, and Chief Executive Officer

Thank you, Crystal. Ben, are there any questions that were submitted by individual investors in advance of today's call?

Ben Arcano - Joele Frank Wilkinson Brimmer Katcher - Investor Relations

Neil, at this time, we do not have any questions submitted by individual shareholders.

Neil Wilkin - Optical Cable Corp. - Chairman of the Board, President, and Chief Executive Officer

Okay. Well, I would like to thank everyone for listening to our first quarter conference call today. As always, we appreciate your time and your interest in OCC.

Thank you.

Operator

This concludes today's conference call. You may now disconnect.